Exhibit 99.1

Sep 21, 2007 09:15 ET

Repeat: Docucon Inc. to Acquire Edgar Operator -- My EDGAR, Inc. of North Carolina

NEW YORK, NY and CARY, NC--(Marketwire - September 21, 2007) - Docucon Inc. (PINKSHEETS: DCCN) today announced it has entered into a letter of intent to acquire Cary, NC-based My EDGAR, INC. The company to be acquired (My EDGAR) provides a range of financial reporting, print fulfillment and shareholder communication tools to public companies, funds and pre-public companies.

The transaction is subject to the satisfactory completion of certain items including, but not limited to, due diligence, execution of definitive agreements, and shareholder approvals. The transaction will be accomplished through a reverse merger that will result in the current shareholders of My EDGAR, Inc. owning approximately ninety-six percent of the total outstanding shares of the combined companies on a fully diluted basis, subject to adjustments.

"We are pleased with what My EDGAR has been able to do in the market thus far, in our opinion the My EDGAR acquisition provides the viable option we have been looking for in creating long term shareholder value," said Robert Schwartz, Chief Executive Officer of Docucon Inc.

My EDGAR Chief Executive Officer Brian Balbirnie said, "We are excited about joining our clients as a reporting company, and believe the customers of My EDGAR will benefit from our plan to continue our expansion of our core set of service offerings that will continue to deliver strong value in the market."

About My EDGAR:

My EDGAR operates under several brands in the market, including My EDGAR, Bassett Press, Edgarization, The Edgar Service Bureau, and Section16. As an issuer services focused company, My EDGAR assists reporting companies and companies in the process of going public in meeting reporting requirements, disseminating information to the SEC, their investors, and the public. Our mission is to streamline the complexities of financial reporting.

Forward-Looking Statements: This release may contain forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of wireless networks or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law. Additional information about the Company can be found in periodic filings with the SEC available at http://www.sec.gov.

SOURCE: My EDGAR